CleanSpark Exclusive Partner Agreement

Effective Date: August 6, 2020 CleanSpark, Inc. and Sunshine Energy

CleanSpark Exclusive Partner Agreement

This Partner Agreement (this “Agreement”) is entered into effective as of August 6, 2020 (the “Effective Date” by and between CleanSpark, Inc., Nevada Corporation (“CleanSpark”) having a business address at 1185 S. 1800 W. Suite 3 Woods Cross, UT 84087, and Sunshine Energy Corp., a Costa Rican Corporation (“Partner”) having a business address at Aptdo 123-1250. CleanSpark and Partner may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	CleanSpark is a diversified software and services company.

B.	Sunshine Energy (“Partner”) is a Company in the business of providing Solar, Energy Storage and Microgrid solutions.

C.	CleanSpark and Partner desire to enter into an exclusive marketing, sales agreement to purchase, sell and market CleanSpark’s products and services in the Country of Costa Rica and on the terms and conditions set forth in this Agreement and Partner and CleanSpark each desires to be so engaged.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. (a) “CleanSpark Intellectual Property" means Intellectual Property of CleanSpark and CleanSpark’s Marks.

(b) "CleanSpark Materials" means any information, content and materials provided by CleanSpark to Partner describing the Products for use in conjunction with marketing the Products.

(c) "CleanSpark Site" means a CleanSpark web site, including, without limitation, www.CleanSpark.com and any related domains and subdomains, through which prospective customers may request information on the Products and/or customers may access and use the Products.

(d) "Confidential Information" means any confidential information of a Party, including, without limitation, designs, trade secrets, inventions, drawings, technical data, documentation, diagrams, specifications, know-how, ideas, processes, methods, formulas, models, flow charts, software completed or in various stages of development, source code, object codes, test results, marketing techniques and materials, price lists, pricing policies, research and development activities, work in process, any scientific, engineering, manufacturing, marketing, development, or business plan, present or future products, sales, suppliers, partners, employees, investors or business, whether in oral, written, graphic, or electronic form.

(e) "Customer" means a third party that has subscribed to or purchased the Products, directly or through Partner, or through a referral made Partner by CleanSpark.

(f) "Customer Data" means information relating to Customers collected by or for CleanSpark in connection with the Products, including the Customer's contact information. The parties acknowledge that CleanSpark has the right to use Customer Data in connection with the Products and the marketing and sale of other CleanSpark products and services.

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(g) "Intellectual Property" means any and all intellectual property or proprietary rights under any jurisdiction, including without limitation: (i) the Marks; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, patent disclosures, patent registrations, and applications thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights and copyrightable works (including computer programs), registrations and applications thereof, and rights in data and databases; (iv) trade secrets, know-how, and other Confidential Information; (v) all moral rights in the foregoing (that is, the right to claim authorship of or object to the modification of any work); and (vi) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals, extensions, restorations, and reinstatements of, such rights, and all similar or equivalent rights or forms of protection provided by applicable law in any jurisdiction throughout the world.

(h) "Marks" means the trademarks, including registered and common law trademarks, trade names, trade dress, service marks, logos, corporate names, domain names and designations of a Party, together with all of the goodwill associated therewith and symbolized thereby.

(i) "mPulse" means a variety of online tools and resources (controller) provided by CleanSpark to businesses and organizations to manage microgrid resources and distributed energy as CleanSpark customers.

(j) "mVSO" means a variety of online tools and resources to create and share distributed energy and solar proposals, provided by CleanSpark to energy developers and EPCs.

(k) “Partner Intellectual Property" means Intellectual Property of Partner and Partner’s Marks.

(l) "Partner Site" means Partner's web site through which partners can find CleanSpark product information, contact support or refer inquiries to CleanSpark Sales.

(m) "Products" means CleanSpark's software, hardware products and services, including, without limitation, the mVSO, mPulse, SwitchGear, Energy Storage Products and a variety of related offerings.

(n) "Subscriber" means for each Customer, the individuals or entities contained within a Product database for such Customer's use of such Products.

(o) "Subscriber Data" means all information and data relating to Subscribers collected by CleanSpark in connection with the Customer's use of the Products, including, without limitation, Subscribers' names, addresses, e-mail addresses, and the like.

(p) “SwitchGear” and “Hardware” means the equipment or power sources provided by CleanSpark which utilize CleanSpark software and controls to optimize their use.

(q) "User Agreements" means CleanSpark's Web Site and Products Terms and Conditions of Use, Privacy Policy, Anti-Spam Policy, and any other acceptable use policy, content restrictions, user agreements, and other terms and conditions governing use of the Products, generally available through the CleanSpark Site, as each of the foregoing may be amended by CleanSpark from time to time in its sole discretion.

(r) "User Data" means the Customer Data and the Subscriber Data.

2.	Partner and CleanSpark Activities and Responsibilities.

(a) Appointment. Subject to the terms and conditions of this Agreement, CleanSpark and Partner agree on an exclusive basis inside the Country of Costa Rica to provide products and services to as set forth in this agreement, and Partner accepts the terms and conditions set forth in this Agreement.

(b) Marketing and Promotion. Subject to the terms and conditions of this Agreement, Partner shall actively promote and market the Products on the Partner Site and in promotional messages to prospective Customers in accordance with CleanSpark's then-current policies and requirements. Partner’s marketing efforts may include efforts such as: sharing leads; disseminating marketing collateral; conducting training sessions, sales meetings and informational briefings; making joint sales presentations and product demonstrations; and developing marketing strategies with respect to its marketing obligations hereunder.

(c) Product Resale. Subject to the terms and conditions of this Agreement and CleanSpark's then-current policies and requirements, CleanSpark, agrees to exclusively inside the borders of Costa Rica permit Partner to resell the Products to prospective Customers through use of the partner site made available to Partner by CleanSpark or through a CleanSpark Authorized Sales Representatives. In the event that Partner is to be invoiced directly for all or a portion of its Customer's use of the Products in accordance with CleanSpark policies and procedures, Partner shall be solely responsible for all payments due to CleanSpark in connection with such use, whether or not each Customer pays Partner for such use.

(d) Marketing Collateral. CleanSpark, in its sole discretion, may provide Partner with marketing collateral (which may include electronic marketing materials and corporate logo, marketing brochures, product lists, tutorials or demonstrations) concerning the Products in such quantities as deemed necessary by CleanSpark for distribution to prospective Customers and other valid purposes.

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(e) Costs. Each Party will be responsible for its own out-of-pocket expenses (for example, travel expenses, marketing materials and other direct costs) incurred in connection with the marketing and other activities contemplated by this Agreement.

(f) Limitations. Partner is authorized to represent to prospective Customers only those facts about the Products as are stated in current Product descriptions and advertising or are delivered in other non-confidential or non-proprietary written material. Partner is not authorized to transfer, sell or license or otherwise assign, or enter into binding agreements for any of CleanSpark's products or services.

(g) CleanSpark Policy and End User Requirements. Partner agrees to CleanSpark's policies posted on the CleanSpark Site and in effect from time to time, including, without limitation, the User Agreements. Partner shall not distribute or otherwise make available the Products to any third party (each an "End User") except through the partner site or through an Authorized Sales Representative made available to partner by CleanSpark. In any case, Partner shall not make the Products available to an End User unless such End User acknowledges and agrees to abide by, or Partner is authorized to bind End User to abide by, the User Agreements.

(h) Partner Obligations. Partner agrees to use best efforts to sell products and services described in this Agreement. Partner agrees to perform its obligations under this Agreement in a manner satisfactory to CleanSpark and in compliance with all applicable laws and the terms and conditions of this Agreement.

(i) Standards. Partner shall conduct business in a manner that reflects favorably at all times on the Products and the good name, goodwill, and reputation of CleanSpark. Partner shall avoid deceptive, misleading, or unethical practices that are or might be detrimental or disparaging to CleanSpark or the Products. Partner shall not publish or employ or cooperate in the publication or employment of any misleading or deceptive materials relating to the Products. Partner shall make no covenants, representations, warranties or guarantees to End Users or to the trade with respect to the specifications, features, or capabilities of the Products which are inconsistent with the literature distributed by Partner, or which are inconsistent with the then current User Agreement.

(j) [Intentionally left blank]

(k) Feedback. Partner agrees that any advice, feedback, criticism, or comment given by it to CleanSpark relating to CleanSpark’s Intellectual Property rights are given to CleanSpark without claim of Intellectual Property rights, may be used by CleanSpark freely and without restriction, and will not enable Channel Partner to claim any interest in or ownership of CleanSpark’s Intellectual Property rights.

3.	Partner Benefits, Costs and Commitments

(a) Partner will have the exclusive right to market and sell CleanSpark’s products and services in the Country of Costa Rica.

(b) Partner will pay to CleanSpark an annual fee in the amount of Thirty-Six Thousand Dollars ($36,000) or Three Thousand Dollars ($3,000) on a monthly basis with an effective date of September 1, 2020. In exchange for said fee Partner will receive an unlimited seat license for the full version of mVSO (the “mVSO Annual Fee”) during each such year. Partner agrees such access will solely be used for its designated business in Costa Rica and seats will only be provided to individuals that are directly employed by Partner.

(c) Partner agrees to exclusively Purchase from CleanSpark any Energy Storage Systems (ESS) used or sold as part of the Partner’s business. Any Battery Energy Storage System (BESS) used or sold that is below the 100 kWh minimum is not part of this exclusivity. If CleanSpark is unable to provide the required ESS or equivalent products in good faith the Partner can purchase the ESS from another party with no less than 15 days written notice.

(d) Partner agrees to exclusively Purchase from CleanSpark any Energy Controls Solutions (ECS) used or sold as part of the Partner’s business. If CleanSpark is unable to provide the required ECS or equivalent products in good faith the Partner can purchase the ECS from another party with no less than 45 days written notice.

(e) Partner will provide a sales pipeline update to CleanSpark no less than once a week.

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4.	CleanSpark Commitments

(a) CleanSpark agrees to act in good faith and use its commercial best efforts to offer ECS and ESS solutions at competitive rates and further agrees to work with Partner on negotiated discounts on an as needed basis to the mutual benefit or CleanSpark and Partner.

(b) CleanSpark agrees to continue to support its mVSO Software in the Costa Rica market for the sole benefit of the Partner as long as this agreement is valid. CleanSpark, further agrees to provide training and support to a Partner designated contact so that such Contact can directly train other Partner employees to use its mVSO software.

(c) CleanSpark will provide a designated sales representative to support the Partner with proposals that incorporate CleanSpark Products and services as further defined in Section 5.

(d) CleanSpark will provide Technical Support services to Partner at discounted rates as defined in Section 5.

(e) CleanSpark agrees to only sell its products and services in the country of Costa Rica through Partner.

5.	Technical Support

(a) During the Term CleanSpark shall provide Partner and End Users with technical support for CleanSpark products and services, in accordance with the associated CleanSpark products standard terms and conditions. Partner and CleanSpark agree to provide technical point of contact for covered issues that arise prior to the completion of any sale of CleanSpark’s products and/or services.

(b) General support will include:

(i) Access to knowledge base; and

(ii) Access to CleanSpark Product Specialist and Sales Engineer for general inquires.

CleanSpark reserves the right to require payment of a fee in advance of any support services, as deemed necessary.

(c) Technical Support, including sales engineering for ongoing projects or maintenance, may incur additional fees. CleanSpark will provide discounts for support fees for Partners and Customers. Support fees will be outlined as part of each project.

6.	Intellectual Property.

(a) Intellectual Property Ownership. CleanSpark shall retain sole and exclusive right, title, and interest to the CleanSpark Site, all CleanSpark Products, the technology underlying or related to the CleanSpark Products, CleanSpark Materials, and all CleanSpark Intellectual Property therein. Partner shall retain sole and exclusive right, title, and interest to all Partner Intellectual Property. Except for the express licenses granted under this Agreement, this Agreement does not grant any licenses or transfer any rights to any Intellectual Property of either Party.

(b) Marks License.

(i) CleanSpark Marks. During the Term, and subject to the terms and conditions set forth herein, CleanSpark grants to Partner a non-exclusive, non-transferable, non-sublicensable, royalty-free, limited right to use and publicly display the CleanSpark Marks solely: (A) in connection with performing Partner’s obligations under this Agreement; (B) upon prior written approval of CleanSpark in connection with any additional use thereof, and (C) in accordance with CleanSpark's standard trademark guidelines or other restrictions described in any written approval for additional use thereof.

(ii) Partner Marks. During the Term and subject to the terms and conditions set forth herein, Partner grants to CleanSpark a non-exclusive, non-transferable, non-sublicensable, royalty-free, limited right to use and publicly display the Partner Marks solely: (A) in connection with performing CleanSpark’s obligations under this Agreement; (B) upon prior written approval of Partner in connection with any additional use thereof, and (C) in accordance with Partner’s standard trademark guidelines or other restrictions described in any written approval for additional use thereof.

(iii) Trademark Review and Approval. Each Party will have the right to pre-approve any and all uses of such Party's Marks, including any marketing collateral (whether off line or online) and press releases related to the Agreement.

(iv) Termination Based on Trademark Usage. Each Party shall be entitled to terminate this Agreement without penalty if, in its reasonable discretion, the use by the other Party of its Marks tarnishes, blurs, or dilutes its Marks or misappropriates the associated goodwill and such problem is not cured within three (3) business days of receiving notice of the issue.

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(c) Sales and Marketing Materials License. During the Term, CleanSpark grants Partner the non-exclusive, non-transferable, non-sublicensable, royalty-free, limited right to:

(i) use the CleanSpark Materials during the Term solely in conjunction with the marketing and promotion activities described in this Agreement for the CleanSpark Services, and

(ii) modify certain of the CleanSpark Materials expressly designated for such purpose by incorporating Partner's Marks, subject to CleanSpark's prior written approval. All such modified materials will be deemed CleanSpark Materials under this Agreement, except that CleanSpark's ownership of the CleanSpark Materials shall not include any of Partner's Marks included therein.

(d)       Partner agrees that Partner will not at any time assert or claim any interest in or do anything that may adversely affect the validity of or ownership rights in the CleanSpark Materials or CleanSpark Marks, or any other materials, trademark, trade name or product designation belonging to or licensed to CleanSpark.

(e) User Data License. Subject to the terms and conditions of this Agreement, Partner hereby grants to CleanSpark, a non-exclusive, worldwide, transferrable, sublicensable, royalty-free right to use the User Data as necessary to provide the Products to Partner and Customers, as the case may be, including without limitation, to communicate with Customers regarding the Products. Partner represents that it has the right to grant the foregoing rights to CleanSpark.

7.	Confidentiality and Non-Disclosure.

(a) Mutual Obligations. Each Party shall hold the other Party's Confidential Information in confidence and shall not disclose such Confidential Information to third parties nor use the other Party's Confidential Information for any purpose other than as required to perform its obligations under this Agreement.

(b) Exceptions. Confidentiality obligations described in Section 7(a) shall not apply to Confidential Information which: (i) is already known by the receiving Party; (ii) becomes publicly known through no act, fault, or omission of the receiving Party; (iii) is lawfully received by the receiving Party from a third party without any restriction on disclosure or use; or (iv) is independently developed by the receiving Party without reference to the Confidential Information. In addition, if Confidential Information is required to be disclosed by a court, government agency, regulatory requirement, or similar disclosure requirement, the Party subject to such requirement shall immediately notify the disclosing Party upon learning of the existence or likely existence of such requirement and shall use reasonable efforts to avoid such disclosure and, if necessary, use reasonable efforts to obtain confidential treatment or protection by order of any disclosed Confidential Information.

(c) The Parties' respective obligations to maintain the confidentiality of information disclosed hereunder shall survive the expiration or early termination of this Agreement or until such time as such information becomes public information through no fault of the receiving party.

(d) Subscriber Data. CleanSpark and Partner each acknowledge that it shall not make any use of the Subscriber Data except as necessary for permitted use of the Products by Customers and/or Subscribers.

8.	Term and Termination.

(a) Term. This Agreement shall commence as of the Effective Date and shall remain in effect for a period of one (1) year from the Effective Date (the "Initial Term"). The Agreement shall thereafter automatically renew for successive one (1) year periods (each a "Renewal Term"; all such Renewal Terms together with the Initial Term, the "Term"), unless either Party delivers written notice of non-renewal to the other Party at least one hundred and eighty (180) days prior to expiration of the then-current Term. Such notice of termination cannot be given by Partner during the first 365 days of the agreement.

(b) Termination. This Agreement may be terminated as follows: (i) by either Party in the event the other Party materially breaches any of the provisions hereof, and such breach is not curable, in which case this Agreement shall be immediately terminable by the non-breaching Party upon delivery of written notice to other Party (any violation of the Confidentially and Non-Disclosure provisions hereof shall constitute a non-curable breach); or (ii) immediately by either Party in the event that the other Party becomes insolvent, files or is forced to file any petition in bankruptcy, or makes an assignment for the benefit of its creditors. (iii) upon written notice and further defined in section 8(a)

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(c) Effect of Termination. Any termination of this Agreement shall not release a Party from paying any fees owed to the other party for any periods prior to or after termination. Upon termination of this Agreement for any such reason, all rights granted herein shall immediately cease and Partner shall immediately end all marketing and promotion of the Products. Additionally, Partner shall immediately delete, destroy or return all originals and copies of any CleanSpark Confidential Information, including without limitation all documentation, manuals, instructions and other information associated with the products and services, and upon request, provide CleanSpark with certification thereof. Without in any way limiting the foregoing, the Parties agree that following termination of this Agreement, CleanSpark may continue to make the Products available directly to Customers, without any liability or obligation to Partner. The provisions of Sections 1, 6, 7, 8, 9, 10, 11, 12, and 13 shall survive the termination or expiration of this Agreement.

9.	Representations and Warranties; Disclaimer

(a) General. Each Party each represents and warrants to the other Party that, as of the Effective Date and for as long as this Agreement is in effect, such party is: (i) duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (b) is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualifications; (c) has the power to own its property and to carry on its business as now being conducted; (d) the execution and delivery of this Agreement and compliance with all provisions of this Agreement are within the corporate power and authority of Party; and (e) this Agreement, once executed, shall constitute a valid and binding obligation of such Party, enforceable in accordance with its terms.

(b) DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY OF ITS PRODUCTS OR SERVICES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. CLEANSPARK MAKES NO WARRANTY THAT THE PRODUCTS WILL MEET USER REQUIREMENTS OR THAT USE OF THE PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE.

10.	Indemnification. Partner shall indemnify, defend and hold harmless CleanSpark against all damages, claims, liabilities, losses and other expenses, including, without limitation, reasonable attorneys’ fees and costs, that in any way arise out of or relate to a third party claim (i) rising from the negligent or willful acts or omissions of Partner; (b) alleging that Partner has infringed any third party Intellectual Property rights; (c) alleging that Partner has violated or caused CleanSpark to violate applicable law; (d) arising from Partner’s compliance with any of CleanSpark’s requirements with respect to CleanSpark’s Products; or (e) arising from Partner’s transactions with End Users. In the event Partner fails to promptly indemnify and defend such claims and/or pay CleanSpark’s expenses as provided above, CleanSpark shall have the right to defend itself, and in that case, Partner shall reimburse CleanSpark for all of its reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) days of each of CleanSpark’s written requests.

11.	Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR (A) PARTNER’S VIOLATION OF CLEANSPARK’S INTELLECTUAL PROPERTY RIGHTS, (B) PARTNER’S VIOLATION OF THE CONFIDENTIALITY OBLIGATIONS HEREUNDER, OR (C) PARTNER’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT, THE BREACH THEREOF, THE USE OR INABILITY TO USE THE PRODUCTS, THE RESULTS GENERATED FROM THE USE OF THE PRODUCTS, ANY TRANSACTIONS RESULTING FROM THIS AGREEMENT, LOSS OF GOODWILL OR PROFITS, LOST BUSINESS HOWEVER CHARACTERIZED AND/OR FROM ANY OTHER CAUSE WHATSOEVER. IN ADDITION, CLEANSPARK’S ENTIRE LIABILITY TO PARTNER, WHETHER IN TORT, CONTRACT, OR OTHERWISE, SHALL NOT EXCEED THE TOTAL AMOUNTS PAID BY CLEANSPARK TO PARTNER UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS PRECEDING ANY CLAIM. PARTNER HEREBY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING LIMITATION HAS BEEN NEGOTIATED BY THE PARTIES AND REFLECTS A FAIR ALLOCATION OF RISK.

12.	Insurance. Partner shall maintain during the term hereof reasonable levels of commercial general liability insurance and insurance coverage for its employees, contractors and agents (“Workers”) and shall defend, indemnify and hold CleanSpark harmless from and against any and all demands, claims, suits, proceedings, damages, losses and liabilities (including reasonable attorneys’ fees and expenses) relating to Partner’s Workers or attributable to the acts or omissions of Partner or its Workers.

13.	Miscellaneous Provisions.

(a) Relationship of the Parties. The Parties are independent contractors and have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency, or joint venture.

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(b) Exclusive. This Agreement shall create an exclusive relationship between Partner and CleanSpark for business inside the country of Costa Rica.

(c) Expenses. Except as otherwise specified herein or as otherwise mutually agreed upon by the Parties, each Party will bear its own costs of performing under this Agreement.

(d) Taxes. Each Party shall be liable for all taxes, duties, levies or tariffs or charges of any kind imposed by any federal, state, or local governmental entity with respect to the net income recognized by such Party in connection with this Agreement unless otherwise specified under a separate agreement.

(e) Governing Law and Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada, without regard to conflicts of law principles. The Parties consent to the sole and exclusive jurisdiction of, and venue in, the state and federal courts in or near Clark County, Nevada for all actions arising hereunder. CLEANSPARK AND PARTNER IRREVOCABLY WAIVE ANY AND ALL RIGHTS EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY CLAIM RELATING TO OR ARISING UNDER THIS AGREEMENT.

(f) Public Announcements. All media releases, public announcements or public disclosures (including, but not limited to, promotional or marketing material) by either Party relating to this Agreement are prohibited without the prior written consent of both Parties. Such consent shall not be unreasonable withheld. Unless such public announcement or disclosure is required by law or a regulatory agency.

(g) Assignment; No Waiver. This Agreement binds and is for the benefit of the successors and permitted assigns of each Party. Partner may not assign this Agreement or any rights under it, in whole or in part, without CleanSpark's prior written consent. Any attempt to assign this Agreement other than as permitted above will be null and void. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

(h) Force Majeure. Neither Party shall be responsible for any default, delay, or failure to perform its obligations under this Agreement if such default, delay, or failure is attributable to events beyond the reasonable control of such party, including without limitation, acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations, widespread epidemics or contagion, quarantine restrictions, floods, fires, earthquakes, unusually severe weather conditions, and labor disputes. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such default, delay, or failure.

(i) Sole Responsibility. Partner acknowledges that: (i) the Products and any related services may be subject to temporary shutdowns due to cause beyond CleanSpark's reasonable control; and (ii) subject to the terms of this Agreement, CleanSpark retains sole right and control over the development, content and conduct of its products and services.

(j) [Intentionally left blank]

(k) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior oral, written or online agreements. If Partner has previously entered into a "Business Partner Services Agreement" (or any similar agreement) with CleanSpark, then the Parties hereby agree that such prior agreement shall be terminated and shall be superseded by the terms and conditions set forth herein. Each Party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein. This Agreement does not govern any use by Partner of the Products and any use by Partner of the Products shall be governed by the User Agreements and any other agreement Partner agrees to in connection with its use of such Products.

(l) Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

(m) Notices. All notices required or permitted to be given under this Agreement (each a “Notice”) will be in writing and addressed to the Party to which such Notice is given at the address appearing below, and will be delivered by overnight mail, equivalent international carrier guaranteeing overnight delivery, or by electronic mail delivery receipt requested. Any such Notice will be deemed received and effective on the next business day following the date such Notice is dispatched by carrier or upon receipt of the electronic delivery acknowledgment. Notices will be sent to the attention of:

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If to CleanSpark:

CleanSpark, Inc.

Attention: CEO

8475 S. Eastern Ave. Suite 200

Las Vegas, NV 89123

If to Partner:

Sunshine Energy, Corp

Attention: Eduardo Kopper

Aptdo 123-1250

(n) Further Assurances. Both Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

(o) Counterparts. The Agreement may be executed in multiple counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

CLEANSPARK: PARTNER:

CLEANSPARK, INC. By: /s/ Zach Brandford Name: Zach Bradford Title: CEO	Sunshine Energy Corp By: /s/ Eduardo Kopper Name: Eduardo Kopper Title: CEO

CALIFORNIA Headquarters 4360 Viewridge Ave, Suite C San Diego, CA 92123	Web www.cleanspark.com	e-Mail info@cleanspark.com

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